Thrivent Investment Management Inc.

625 Fourth Avenue South

Minneapolis, Minnesota 55415

April 8, 2005

Edward W. Smeds, Chairman

Thrivent Mutual Funds

625 Fourth Avenue South

Minneapolis, Minnesota 55415

Dear Mr. Smeds:

This letter is to confirm to you that Thrivent Investment Mgt. (the “Adviser”) has agreed to temporarily reimburse certain expenses associated with some of the Funds as detailed below:

1.	The Adviser has agreed, through at least June 30, 2006, to reimburse certain expenses associated with operating Thrivent Aggressive Allocation Fund equal in the aggregate to 0.74% of the average daily net assets of the Fund.

2.	The Adviser has agreed, through at least June 30, 2006, to reimburse certain expenses associated with operating Thrivent Moderately Aggressive Allocation Fund equal in the aggregate to 0.59% of the average daily net assets of the Fund.

3.	The Adviser has agreed, through at least June 30, 2006, to reimburse certain expenses associated with operating Thrivent Moderate Allocation Fund equal in the aggregate to 0.63% of the average daily net assets the Fund.

4.	The Adviser has agreed, through at least June 30, 2006, to reimburse certain expenses associated with operating Thrivent Moderately Conservative Allocation Fund equal in the aggregate to 0.87 % of the average daily net assets of the Fund.

5.	The Adviser has agreed, through at least June 30, 2006, to reimburse certain expenses associated with operating Thrivent Partner Small Cap Growth Fund equal in the aggregate to 0.80 % of the average daily net assets of the Fund.

6.	The Adviser has agreed, through at least June 30, 2006, to reimburse certain expenses associated with operating Thrivent Partner Mid Cap Value Fund equal in the aggregate to 0.88 % of the average daily net assets of the Fund.

7.	The Adviser has agreed, through at least June 30, 2006, to reimburse certain expenses associated with operating Thrivent Real Estate Securities Fund equal in the aggregate to 0.78% of the average daily net assets of the Fund.

Sincerely,

/s/ Randall Boushek

Randall L. Boushek

Director